Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

WEX Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share (the “Common Stock”)	Rule 457(c) and Rule 457(h)	3,406,293	$153.84	$524,024,115.12	$0.00015310	$80,228.09
Total Offering Amounts					$524,024,115.12		$80,228.09

Total Fee Offsets							$–

Net Fee Due							$80,228.09

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may become issuable under the Amended and Restated 2019 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration by WEX Inc. (the “Registrant”) which results in an increase in the number of outstanding shares of the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on July 18, 2025.